UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 28, 2012

Apricus Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, California		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 222-8041

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Entry into Agreement for Sale of Property

On December 28, 2012, NexMed (U.S.A.), Inc., a wholly-owned subsidiary of Apricus Biosciences, Inc. (the “Company”), entered into a Real Estate Purchase Agreement (the “Purchase Agreement”) whereby the Company agreed to sell the Company’s real property located at 89 Twin Rivers Drive and 113 Milford Road, East Windsor, NJ (the “Property”) for a total of $4.125 million (the “Transaction”).

Pursuant to the Purchase Agreement, the purchaser has a 30-day due diligence period to inspect the Property. During the due diligence period, the purchaser may terminate the Purchase Agreement for any reason. Additionally, the purchaser may terminate the Purchase Agreement if it is unable to obtain financing within 45 days. The Transaction is expected to close on or about February 26, 2013, subject to the satisfaction of the foregoing conditions, as well as other customary closing conditions. The Company may incur additional charges of approximately $0.4 million based on the current sales price and taking into account costs to sell the building.

A copy of the Purchase Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Entry into Separation Agreement

On December 28, 2012, the Company entered into a Separation Agreement and Mutual Release (the “Separation Agreement”) with Bassam Damaj, Ph.D. (“Damaj”). Damaj served as the Company’s President and Chief Executive Officer until November 6, 2012, at which time he tendered his resignation as an officer and director of the Company. Pursuant to the Separation Agreement, the Company has agreed to pay Damaj: (a) the sum of $463,950, which will be payable over a period of 8 months in equal monthly installments, and (b) $73,882 in lieu of Damaj’s pro rated bonus for fiscal 2012, which amount was paid on December 28, 2012. Additionally, the vesting of Damaj’s outstanding equity awards will be accelerated, which results in: (x) the issuance to him of 46,667 shares of common stock underlying restricted stock units, and (y) the accelerated vesting of options to purchase up to a total of 300,000 shares of common stock at exercise prices ranging from $3.23 to $3.89 per share (the “Options”). The Options will expire if not exercised prior to February 4, 2013.

In addition to the foregoing payments, the Separation Agreement contains a mutual release of claims, with Damaj releasing the Company and its affiliates from any claims relating to his service and termination thereof, and the Company releasing Damaj from any claims that the Company may have against him (other than claims relating to actions that would constitute criminal conduct or violation of securities laws, rules or regulations). Damaj has further agreed to a standstill for a period of 18 months, during which time he will refrain from: acquiring shares of the Company’s common stock (other than on exercise of compensatory option awards), participating in any solicitation of proxies, making any public announcements regarding proposed business transactions with the Company, forming or joining a “group” to engage in any of the foregoing activities, or taking certain other related actions with regard to the Company.

Any disputes arising under the Separation Agreement will be resolved by binding arbitration. In the event that the Company is found to have materially breached the Separation Agreement, Damaj will be entitled to receive any withheld payments (with interest) and accelerated payment of any remaining amounts due. In the event that Damaj is found to have materially breached the Separation Agreement, the Company will be entitled to recover: (a) all payments made after such breach (and shall not be required to make any further payments under the Separation Agreement), as well as (b) up to $200,000 in liquidated damages, which shall be recovered as reimbursement of certain payments made prior to the breach. The prevailing party in any dispute shall also be entitled to recovery of its fees and expenses (including reasonable attorneys’ fees), as well as any economic damages that the arbitrator may award.

The foregoing summary of the Separation Agreement is qualified with reference to the full text of the Separation Agreement, which is incorporated herein by reference. A copy of the Separation Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Item 2.05 Costs Associated with Exit or Disposal Activities.

The disclosure set forth below under the caption “Item 8.01 Other Events” is incorporated herein by reference.

Item 8.01 Other Events.

On January 3, 2013, the Company announced that it is streamlining its corporate strategy to focus on its assets with potential for the greatest return, such as Vitaros® for erectile dysfunction and Femprox® for female sexual arousal disorder, and plans to seek a buyer for its oncology supportive care business. Apricus Pharmaceuticals (U.S.A.), Inc. (“Apricus Pharma”), which is currently a wholly-owned subsidiary of the Company, has been focused on commercializing in the United States the following oncology supportive care products: Totect® (dexrazoxane for injection) for the treatment for extravasation from intravenous anthracycline chemotherapy and Granisol® (granisetron HCl) for the prevention of nausea and vomiting associated with certain emetogenic cancer therapy and radiation. Each of these products is now on the market in the United States and available commercially. In connection with the potential sale and divestiture of the division, the Company expects to terminate certain employees and all of the members of its U.S. contract sales force that are associated with the Apricus Pharma subsidiary. In connection with these changes at Apricus Pharma, the Company expects to incur a one-time charge of approximately $0.3 million in the first quarter of 2013 in connection with the workforce reductions ($0.2 million for outside contract costs and $0.1 million for personnel-related costs). The asset balances related to the Apricus Pharma business as of December 31, 2012 total approximately $5.5 million and are comprised of the following assets: net intangible assets of $3.6 million, goodwill of $1.1 million and inventories and other assets of $0.8 million. The liabilities related to the Apricus Pharma business as of December 31, 2012 total approximately $4.1 million including $2.0 million of contingent consideration to be settled in the Company’s stock. The Company tests for impairment of Goodwill annually or when the Company becomes aware of an event or change in circumstances that would indicate the carrying amount may be impaired. We will complete our annual impairment test in connection with the preparation of the financial statements for the fourth quarter and year ended December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 3, 2013	Apricus Biosciences, Inc.

	By:	/s/ Randy Berholtz
Randy Berholtz
Executive Vice President, General Counsel and Secretary

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